Exhibit 99.1

Contact:

Brian E. Powers, Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

November 9, 2021
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Third Quarter 2021 Results

CLEVELAND, OHIO, November 9, 2021 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the three-month and nine-month periods ended September 30, 2021.

For the quarter ended September 30, 2021, sales were $26.4 million compared with $21.3 million in the same period last year, an increase of 23.9%.  Net income was $1.2 million, or $0.35 per fully diluted share, compared to $1.4 million, or $0.43 per fully diluted share in the same period last year. In the quarter, there was a loss on investments in equity securities of $0.3 million, which resulted in a $0.07 decrease in earnings per fully diluted share.

For the nine months ended September 30, 2021, sales were $76.8 million compared to $65.1 million in the same period last year, an increase of 17.9%. In this nine-month period, net income was $5.6 million, or $1.64 per fully diluted share, compared to $3.7 million, or $1.12 per fully diluted share in the same period last year, an increase of 49.0% in net income. For the nine-month period, the loss on investments in equity securities was $0.2 million or $0.06 per fully diluted share.

For the quarter and the nine months ended September 30, 2021, the increases in sales were due to the acquisitions of Komtek Forge and Global-Tek Manufacturing, as well as organic growth and a recovery in customer demand as we emerge from the global pandemic. Net income for the nine-month period was positively impacted by forgiveness of debt in the amount of $1.5 million under the CARES Act.

Brian Powers, Chief Executive Officer, stated “Although our margins have been impacted by labor shortages and supply chain pressures, we are pleased with the ongoing success of our business model. Crawford United is continuing to explore opportunities for increased revenue and improved profitability, always with an eye towards additional acquisitions.”

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, education, aerospace, defense, and transportation. The company currently operates two business segments. The Commercial Air Handling Equipment business is a leader in designing, manufacturing, and installing highly customized, large-scale commercial, institutional, and industrial air handling solutions, primarily for hospitals and universities. The Industrial & Transportation Products segment provides highly complex precision components to customers in the aerospace and defense industries, as well as a full line of branded metal, silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, or other statements made by the Company, are made based upon management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by such forward looking statements. These uncertainties and factors include the Company’s ability to successfully integrate acquisitions, and manage the larger operations of the combined businesses, the Company’s dependence upon a limited number of customers in the aerospace industry, the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, the Company’s ability to capitalize on market opportunities in certain sectors, the Company’s ability to obtain cost effective financing and the Company’s ability to satisfy obligations under its financing arrangements, statements related to the expected effects on the Company’s business of the COVID-19 pandemic, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company’s products,  actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions and any re-imposed public health measures or tightened public health restrictions in response to any increased spread of new strains of COVID-19 in the Company’s markets, the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, efforts made to combat COVID-19, including vaccine development and distribution, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, as well as the risks described from time to time in the Company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Brian E. Powers

Chief Executive Officer

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”

CRAWFORD UNITED CORPORATION

Consolidated Income Statement (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,

	2021		2020		2021		2020
Sales	$26,397,857	100%	$21,277,797	100%	$76,841,745	100%	$65,135,959	100%
Cost of Sales	21,000,148	80%	16,425,380	77%	59,660,823	78%	50,576,360	78%
Gross Profit	5,397,709	20%	4,852,417	23%	17,180,922	22%	14,559,599	22%

Selling, general and administrative expenses	3,528,928	13%	2,726,000	13%	10,866,884	14%	8,764,513	13%
Operating Income	1,868,781	7%	2,126,417	10%	6,314,038	8%	5,795,086	9%

Interest charges	236,535	1%	208,030	1%	693,850	1%	740,740	1%

Other (income) expense, net	140,846	0%	13,966	0%	(1,134,627)	-2%	72,933	0%
Income before Income Taxes	1,491,400	6%	1,904,421	9%	6,754,815	9%	4,981,413	8%
Income tax expense	293,523	1%	478,331	2%	1,166,216	2%	1,250,916	2%
Net income	$1,197,877	5%	$1,426,090	7%	$5,558,599	7%	$3,730,497	6%

Net income (loss) per common share
Basic	$0.35		$0.43		$1.64		$1.12
Diluted	$0.35		$0.43		$1.64		$1.12

Weighted average shares outstanding
Basic	3,408,906		3,324,380		3,403,609		3,317,864
Diluted	3,409,819		3,326,003		3,404,507		3,319,501